Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-19271
                                                                    333-19271-01
                                                                    333-19271-02

                      PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 10, 1997

                         1,600,000 PREFERRED SECURITIES

                           GULF POWER CAPITAL TRUST I


      7.625% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES (QUIPS(SM))*

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                               GULF POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                          ---------------------------

    The 7.625% Cumulative Quarterly Income Preferred Securities (the "Preferred Securities") offered hereby evidence preferred undivided beneficial interests, representing 97% undivided beneficial interests in the assets of Gulf Power Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Gulf Power Company, a Maine corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing the remaining 3% undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of the Company's Series A 7.625% junior subordinated deferrable interest notes due December 31, 2036 (the "Series A Junior Subordinated Notes").


    The Series A Junior Subordinated Notes will be unsecured obligations of the Company and will be subordinate and junior in right of payment to Senior Indebtedness of the Company, as described herein. See "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at the rate of 7.625% per annum (the "Securities Rate"), accruing from the date of original issuance and payable, unless deferred, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Distribution Date").

                                                   (continued on page next page)
                          ---------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.


                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
     RELATES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------


                                                  INITIAL PUBLIC             UNDERWRITING            PROCEEDS TO
                                                  OFFERING PRICE            COMMISSION(1)            TRUST(2)(3)
                                                 -----------------         ----------------         --------------
Per Preferred Security..................              $25.00                     (2)                    $25.00
Total...................................            $40,000,000                  (2)                 $40,000,000


------------
(1) The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Series A Junior Subordinated Notes, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $0.7875 per Preferred Security; provided, that such compensation will be $0.50 per Preferred Security sold to certain institutions. Accordingly, the maximum aggregate amount of Underwriters' Compensation will be $1,260,000, but the actual amount of Underwriters' Compensation will be less than such amount to the extent that Preferred Securities are sold to such institutions. See "Underwriting."


(3) Expenses of the offering to be paid by the Company are estimated to be approximately $430,000.


                          ---------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about January 31, 1997 against payment therefor in immediately available funds.

---------------

* QUIPS is a service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
            DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                                    THE ROBINSON-HUMPHREY COMPANY, INC.
                                                               SMITH BARNEY INC.

                          ---------------------------

          The date of this Prospectus Supplement is January 27, 1997.

(CONTINUED FROM PAGE S-1)


    The Securities Rate and the Distribution Dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Series A Junior Subordinated Notes, which will constitute substantially all the assets of the Trust. As a result, if principal or interest is not paid on the Series A Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. The Company has the right to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period on the Series A Junior Subordinated Notes, at any time and from time to time, for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities also will be deferred and the Company will not be permitted to declare or pay any dividend or distribution on any of its capital stock or make any guarantee payments with respect to the foregoing, or make any payment on any debt securities issued by the Company which rank pari passu with or junior to the Series A Junior Subordinated Notes. During any Extension Period, holders of Preferred Securities will be required to include income in the form of original issue discount ("OID") in their gross income for United States federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Series A Junior Subordinated Notes -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations -- Original Issue Discount" and "-- Market Discount." Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest, compounded quarterly, at a rate per annum equal to the Securities Rate. The payment of such deferred interest, together with interest thereon to the extent permitted by applicable law, will be distributed to the holders of the Preferred Securities as received at the end of any Extension Period.



    The Trust Securities are subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes are redeemable at the option of the Company (in whole or in part), from time to time, on or after January 31, 2002, or at any time in whole upon the occurrence of a Tax Event or Investment Company Act Event (either, a "Special Event"). The Company will have the right at any time to terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes." The Series A Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company. See "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus. As of September 30, 1996, Senior Indebtedness of the Company aggregated approximately $413,000,000. If the Series A Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Series A Junior Subordinated Notes listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes" and "Description of the Series A Junior Subordinated Notes."


    The payment of distributions on the Preferred Securities is guaranteed by the Company under the Guarantee Agreement, but only to the extent that the Trust has funds legally and immediately available therefor (the "Guarantee"). If the Company fails to make required payments on the Series A Junior Subordinated Notes, the Trust will not have sufficient funds to pay such distributions, and the Guarantee does not cover the payment of distributions when the Trust does not have sufficient funds legally available therefor. In such event, the remedy of a holder of Preferred Securities is to enforce the Series A Junior Subordinated Notes. See "Description of the Series A Junior Subordinated Notes" herein and "Description of the Junior Subordinated Notes" in the accompanying Prospectus. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all of its other liabilities and will rank pari passu (equal in priority) with the most senior preferred stock of the Company. See "Description of the Guarantees" in the accompanying Prospectus. The Company has, through the Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

    In the event of the redemption of the Series A Junior Subordinated Notes or the voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment (the "Redemption Price"), unless in connection with such dissolution, winding-up or termination, the Series A Junior Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

    The Preferred Securities initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred
Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

                             ---------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              SUMMARY OF OFFERING

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company................  The Company is a corporation organized under the laws of the State of Maine on November 2, 1925, and admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. The Company has its principal office at 500 Bayfront Parkway, Pensacola, Florida 32501, telephone (904) 444-6111. The Company is a wholly owned subsidiary of The Southern Company.

                             The Company is a regulated public utility engaged
                               in the generation, transmission, distribution and sale of electric energy within an approximately 7,400 square mile service area within the northwestern portion of the State of Florida.

The Trust..................  Gulf Power Capital Trust I is a statutory business trust created under Delaware law solely for the purpose of holding the Company's Series A Junior Subordinated Notes and issuing Preferred Securities and Common Securities evidencing the entire beneficial interest therein (and engaging in activities necessary, appropriate, convenient or incidental thereto).

The Trustees...............  The Chase Manhattan Bank will act as property trustee (the "Property Trustee") of the Trust. Two officers of the Company also will act as trustees (the "Administrative Trustees") of the Trust. Chase Manhattan Bank Delaware will be an additional trustee (the "Delaware Trustee") of the Trust. The Chase Manhattan Bank also will act as trustee (the "Indenture Trustee") under the Subordinated Note Indenture pursuant to which the Series A Junior Subordinated Notes will be issued and will act as trustee under the Guarantee (the "Guarantee Trustee").

                             The Property Trustee, Delaware Trustee and
                               Administrative Trustees are sometimes referred to as the "Securities Trustees."

Preferred Securities
  Offered..................  The Trust will offer 1,600,000 Preferred Securities evidencing preferred undivided beneficial interests in the assets of the Trust. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at the Securities Rate, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1997 (each, a "Distribution Date"). The Securities Rate and the Distribution Dates for the Preferred Securities will correspond to the interest rate and payment dates on the Series A Junior Subordinated Notes, which will constitute substantially all the assets of the Trust. As a result, if principal or interest is not paid on the Series A Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities" herein.

Record Date................  The record date for each Distribution Date will be the close of business on the 15th calendar day prior to such Distribution Date.

Series A Junior
  Subordinated Notes.......  The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of Series A 7.625% junior subordinated deferrable interest notes due December 31, 2036. The Series A Junior Subordinated Notes will be subordinate and junior in right of payment to all indebtedness for borrowed money and other obligations of the Company included in the definition of Senior Indebtedness. See "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus.


Guarantee..................  The payment of distributions on the Preferred
                               Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds legally and immediately available to make such distributions. If the Company does not make principal or interest payments on the Series A Junior Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds legally available therefor. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued by the Company. See "Risk Factors -- Ranking of and Rights Under the Guarantee" herein and "Description of the Guarantees" in the accompanying Prospectus. The Company has, through the Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

Interest Deferral..........  The Company has the right to defer payments of interest on the Series A Junior Subordinated
                               Notes by extending the interest payment period on the Series A Junior Subordinated Notes, at any time and from time to time, for up to 20 consecutive quarters (each, an "Extension Period"). The only restrictions on the Company's ability to defer payments of interest are that during the Extension Period the Company may not
                               (i) pay dividends on or redeem any of its capital stock or (ii) pay principal or interest on any debt securities ranking pari passu with or subordinate to the Series A Junior Subordinated Notes. There could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Notes.

                             If interest payments on the Series A Junior
                               Subordinated Notes are deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, holders of Preferred Securities will be required to include income in the form of OID in their gross income for federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Series A Junior Subordinated Notes -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations -- Original Issue Discount" and "-- Market Discount." Deferred interest will bear interest to the extent permitted by applicable law, com-pounded quarterly, at a rate per annum equal to the Securities Rate from the date of deferral to the date of payment.


Redemption; Distribution...  The Preferred Securities are subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes are redeemable by the Company (in whole or in part), from time to time on or after January 31, 2002, or at any time in whole upon the occurrence of a Special Event. If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Series A Junior Subordinated Notes in whole. Any partial redemption of the Series A Junior Subordinated Notes will be effected by the redemption of an equivalent amount of Trust Securities, to be allocated approximately 97% to the Preferred Securities and 3% to the Common Securities. See "Description of the Preferred Securities -- Redemption" and "-- Special Event
                               Redemption; Distribution of Series   Junior
                               Subordinated Notes."


                             The Company will have the right at any time to
                               terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Preferred Securities in liquidation of the Trust. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment." See "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes."

Special Event..............  A Special Event means a Tax Event or an Investment
                               Company Act Event. A "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series A Junior Subordinated Notes, (ii) interest payable to the Trust on the Series A Junior Subordinated Notes would not be deductible by the Company for United States federal income tax purposes, or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date. An "Investment Company Act Event" means that the Administrative Trustees and the Company shall have received an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

Redemption Price...........  In the event of the redemption of the Trust
                               Securities or other termination of the Trust without distribution of the Series A Junior Subordinated Notes, each Preferred Security shall be entitled to receive a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should consider particularly the following matters:

RANKING OF AND RIGHTS UNDER THE SERIES A JUNIOR SUBORDINATED NOTES

     No amounts will be available to make payments on the Preferred Securities except from payments made on the Series A Junior Subordinated Notes. The obligations of the Company under the Series A Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. At September 30, 1996, Senior Indebtedness of the Company aggregated approximately $413,000,000. There are no terms in the Preferred Securities, the Series A Junior Subordinated Notes or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Junior Subordinated Notes. See "Description of the Guarantees" and "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus.

RANKING OF AND RIGHTS UNDER THE GUARANTEE

     The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and will be pari passu with the most senior preferred stock issued by the Company. If the Company were to default in its obligation to pay amounts payable on the Series A Junior Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Subordinated Note Indenture, and at any time, and from time to time, to defer payments of interest on the Series A Junior Subordinated Notes for a period of up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the stated maturity of the Series A Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Notes. Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest to the extent permitted by applicable law, compounded quarterly, at a rate per annum equal to the Securities Rate. The payment of such deferred interest, together with interest thereon, will be passed through to the holders of the Preferred Securities as received at the end of any Extension Period.

     The only restrictions on the Company's ability to defer payments of interest are that during any Extension Period the Company may not (i) pay dividends on or redeem any of its capital stock or (ii) pay principal or interest on any debt securities ranking pari passu with or subordinate to the Series A Junior Subordinated Notes. See "Description of the Preferred Securities -- Distributions" and "Description of the Series A Junior Subordinated Notes -- Option to Extend Interest Payment Period."

     Should the Company exercise its rights to defer payments of interest, each holder of Preferred Securities will be required to include income in the form of OID in their gross income for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holders dispose of their Preferred Securities prior to the record date for the date on which distributions of such amounts are made. See "Certain Federal Income Tax Considerations -- Original Issue Discount" and "-- Sale of

Preferred Securities." INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES.

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series A Junior Subordinated Notes. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Series A Junior Subordinated Notes) may be more volatile than other similar securities that do not have such rights.

SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES A JUNIOR SUBORDINATED NOTES

     If a Special Event shall occur and be continuing, the Company will have the option to redeem the Series A Junior Subordinated Notes in cash (with the result that the Preferred Securities shall be redeemed). In addition, the Company will have the right at any time to terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred
Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes."

     There can be no assurance as to the market price for the Series A Junior Subordinated Notes that may be distributed in exchange for Preferred Securities if a termination or liquidation of the Trust were to occur. Accordingly, the Series A Junior Subordinated Notes that the investor may receive on termination and liquidation of the Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. See "Description of the Series A Junior Subordinated Notes."

POSSIBLE TAX LAW CHANGES

     On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's 1996 budget proposal, was released. The Bill would, among other things, generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If such provisions were to apply to the Series A Junior Subordinated Notes, the Company would be unable to deduct interest on the Series A Junior Subordinated Notes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the Series A Junior Subordinated Notes. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series A Junior Subordinated Notes. Such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities, as described more fully under "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Substitute Property Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace the Securities Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

     The Preferred Securities are expected to be listed on the NYSE, subject to official notice of issuance. Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued but unpaid distributions; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Preferred Securities that is not included in the trading price thereof. If a Preferred Security is disposed of prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest to a U.S. Holder for tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Preferred Security. If an Extension Period occurs, interest on the Series A Junior Subordinated Notes will be included in the gross income of U.S. holders of Preferred Securities as it accrues rather than when it is paid. Should an Extension Period occur, a holder who disposes of his Preferred Securities between record dates for payments of distributions thereon would be required to include accrued but unpaid interest on the Series A Junior Subordinated Notes through the date of disposition in income as OID, and to add such amount to his adjusted tax basis in his pro rata share of the related Series A Junior Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder generally will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations -- Original Issue Discount" and "-- Sale of Preferred Securities."


     The trading price of the Preferred Securities is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Preferred Securities may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Preferred Securities, although any increase will be moderated by the Company's ability to call the Series A Junior Subordinated Notes at any time on or after January 31, 2002 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest. In addition, because holders of Preferred Securities will be paid only from payments on the Series A Junior Subordinated Notes and may receive Series A Junior Subordinated Notes upon the termination of the Trust, prospective purchasers of Preferred Securities are making an investment decision with regard to the Series A Junior Subordinated Notes and should carefully review all the information regarding the Series A Junior Subordinated Notes contained herein. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes" and "Description of the Series A Junior Subordinated Notes."


                           GULF POWER CAPITAL TRUST I

     The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on December 26, 1996. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the Issue Date substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part (the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Series A Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of approximately 45 years, but may terminate earlier as provided in the Trust Agreement.

     Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Subordinated
Note Indenture Event of Default, the rights of the holders of Common

Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

     The Trust's business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Company as the holder of the Common Securities. Two officers of the Company initially will serve as Administrative Trustees. The Chase Manhattan Bank will serve as Property Trustee and will hold legal title to the Series A Junior Subordinated Notes issued by the Company on behalf of the Trust and the holders of the Trust Securities. Chase Manhattan Bank Delaware will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a Substitute Property Trustee. See "Description of the Preferred Securities -- Voting Rights."

     The Property Trustee will hold legal title to the Series A Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Subordinated Note Indenture as the holder of the Series A Junior Subordinated Notes. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Preferred Securities to appoint a Substitute Property Trustee in certain instances, the Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace all the Securities Trustees.

     The Series A Junior Subordinated Notes will constitute substantially all of the assets of the Trust. Other assets that may constitute "Trust Property" (as that term is defined in the Trust Agreement) include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement, as well as any other property or assets held by the Property Trustee pursuant to the Trust Agreement. In addition, the Trust may, from time to time, receive cash pursuant to the Agreement as to Expenses and Liabilities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act, and the 1939 Act. See "Description of the Preferred Securities."

     The Trust's registered office in the State of Delaware is c/o Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust shall be c/o the Company, 500 Bayfront Parkway, Pensacola, Florida 32501, telephone (904) 444-6111, Attn: Treasurer.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to reflect the items described in note (2) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                                  AS OF SEPTEMBER 30, 1996
                                                              --------------------------------
                                                               ACTUAL        AS ADJUSTED(2)
                                                              ---------    -------------------
                                                              (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................   $446,672     $446,672      49.2%
Cumulative Preferred Stock..................................     89,602       89,602       9.9
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Company Junior
  Subordinated Notes(1).....................................         --       40,000       4.4
Long-Term Debt..............................................    331,871      332,356      36.5
                                                               --------     --------     -----
     Total, excluding amounts due within one year...........   $868,145     $908,630     100.0%
                                                               ========     ========     =====

---------------

(1) As described herein and in the accompanying Prospectus, substantially all of the assets of the Trust will be Series A Junior Subordinated Notes of the Company with an aggregate principal amount not exceeding $41,237,125, and upon redemption of such debt, the related Preferred Securities will be mandatorily redeemable.
(2) Reflects (i) the sale in November 1996 of $25,000,000 principal amount of First Mortgage Bonds, 6 1/2% Series due November 1, 2006, the redemption in December 1996 of $49,180,000 principal amount of First Mortgage Bonds,
     8 3/4% Series due December 1, 2021, and the net increase during the fourth quarter of 1996 of $24,665,000 in long-term notes payable; and (ii) the proposed issuance of the Preferred Securities.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company, and appropriate disclosures concerning the Preferred Securities, the Guarantee and the Series Junior Subordinated Notes will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

                          RECENT RESULTS OF OPERATIONS

     For the year ended December 31, 1996, the unaudited amounts of "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $634,365,000, $94,283,000 and $57,845,000, respectively.
In the opinion of the management of the Company, the above unaudited amounts for the year ended December 31, 1996 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1996 were 4.29 and 3.31, respectively.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the indenture trustee with respect to the Trust, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the 1939 Act.

The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the 1939 Act.

GENERAL

     The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Subordinated Note Indenture Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the Series A Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company on a subordinated basis as and to the extent described under "Description of the Guarantees" in the accompanying Prospectus. The Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have legally and immediately available funds sufficient to make such distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce its rights under the Series A Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series A Junior Subordinated Notes, a holder of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or the Trust. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series A Junior Subordinated Notes. The above mechanisms and obligations, together with the Company's obligations under the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "-- Voting Rights" below.

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at the Securities Rate and will accrue from the Issue Date and, except in the event of an Extension Period, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday or Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

     Distributions payable on any Distribution Date will be payable to the holders of record on the Record Date for such Distribution Date, which is the close of business on the fifteenth calendar day preceding such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Book-Entry Only
Issuance -- The Depository Trust Company" below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     The Company has the right under the Subordinated Note Indenture to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period from time to time on the Series A Junior Subordinated Notes (each, an "Extension Period") which, if exercised, would defer quarterly distributions on the Preferred Securities during any such extended interest payment period. Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest, compounded quarterly, at a rate per annum equal to the Securities Rate. If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next following the termination of such Extension Period. See "Description of the Series A Junior Subordinated Notes -- Interest" and "-- Option to Extend Interest Payment Period."

     Distributions on the Preferred Securities must be paid on the Distribution Dates to the extent that the Trust has funds legally and immediately available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Series A Junior Subordinated Notes. See "Description of the Series A Junior Subordinated Notes."

REDEMPTION


     The Preferred Securities are subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes will mature on December 31, 2036 and may be redeemed, in whole or in part, at the option of the Company, at any time on or after January 31, 2002, or at any time in whole upon the occurrence of a Special Event. Upon the repayment of the Series A Junior Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like amount of Trust Securities upon not less than 30 nor more than 60 days' notice, at the Redemption Price (as defined below). See "Description of the Series A Junior Subordinated Notes -- Optional Redemption." If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Series A Junior Subordinated Notes in whole. In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Preferred Securities to be redeemed will be selected as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Preferred Securities are no longer in book-entry only form, the Preferred Securities to be redeemed will be selected by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate liquidation amount of Preferred Securities of a denomination larger than $25; provided, however, that before undertaking the redemption of the Preferred Securities on other than a pro rata basis, the Property Trustee shall have received an opinion of counsel that the status of the Trust as a grantor trust for federal income tax purposes would not be adversely affected.


     The Redemption Price for each Preferred Security shall equal the stated liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment.

SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES A JUNIOR SUBORDINATED NOTES

     Upon the occurrence of a Special Event at any time, the Company will have the option to redeem the Series A Junior Subordinated Notes in whole (and thus cause the redemption of the Preferred Securities in whole). A Special Event is either an Investment Company Act Event or a Tax Event.

     An "Investment Company Act Event" means that the Administrative Trustees and the Company shall have received an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the 1940 Act.

     "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of
(a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series A Junior Subordinated Notes, (ii) interest payable to the Trust on the Series A Junior Subordinated Notes would not be deductible by the Company for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date. See "Risk Factors -- Possible Tax Law Changes."

     The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, cause the Series A Junior Subordinated Notes to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "-- Liquidation Distribution Upon Dissolution" below. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment."

     If Series A Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Series A Junior Subordinated Notes listed on the NYSE or on such other exchange as the Preferred Securities are then listed. After the date for any distribution of Series A Junior Subordinated Notes upon termination of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Series A Junior Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and the Guarantee not held by the depositary or its nominee will be deemed to represent Series A Junior Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Securities Rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Series A Junior Subordinated Notes that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Series A Junior Subordinated Notes that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     In the event that fewer than all of the Trust Securities are to be redeemed, then the aggregate liquidation amount of the Trust Securities to be redeemed shall be allocated 97% to the Preferred Securities and 3% to the Common Securities.

     The Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the Series A Junior Subordinated Notes. The Redemption Price of Preferred Securities shall be deemed payable on each redemption date only to the extent that the Trust has funds legally and immediately available for payment of such Redemption Price.

     If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, subject to the immediately preceding paragraph, the Property Trustee will irrevocably deposit with the securities depositary, so long as the Preferred Securities are in book-entry only form, sufficient funds to pay the applicable Redemption Price. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Preferred Securities are no longer in book-entry only form, the Property Trustee, subject to the immediately preceding paragraph, shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Preferred Securities certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate, from such redemption date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid. See "-- Events of Default" below, "Relationship Among the Preferred Securities, the Series A Junior Subordinated Notes and the Guarantee" and "Description of the Guarantees -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the Trust Agreement, the Trust shall terminate on December 31, 2042, or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of the Company, dissolution or liquidation of the Company, or dissolution of the Trust pursuant to a judicial decree; (ii) the delivery of written direction to the Property Trustee by the Company, as Depositor, at any time (which direction is optional and wholly within the discretion of the Company, as Depositor) to terminate the Trust and distribute the Series A Junior Subordinated Notes to the holders of the Trust Securities in liquidation of the Trust (see "-- Special Event Redemption; Distribution of Series A Junior Subordinated Notes" above); or (iii) the payment at maturity or redemption of all of the Series A Junior Subordinated Notes, and the consequent payment of the Trust Securities.

     If an early termination occurs as described in clause (i) or (ii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Preferred Securities and Common Securities a like amount of Series A Junior Subordinated Notes, unless in the case of an event described in clause
(i) such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation preference of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Subordinated Note Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities.

EVENTS OF DEFAULT

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement ("Trust Agreement Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of an "Event of Default" as defined in Section 501 of the Subordinated Note Indenture ("Subordinated Note Indenture Event of Default") (see "Description of the Junior Subordinated Notes -- Events of Default" in the accompanying Prospectus); or

          (ii) default by the Trust in the payment of any distribution when it becomes due and payable, and the continuation of such default for a period of 30 days; or

          (iii) default by the Trust in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

          (iv) default in the performance, or breach, of any covenant or warranty of the Securities Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to such Securities Trustees by the holders of at least 10% in liquidation amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

     Within 90 days after the occurrence of any Trust Agreement Event of Default, the Property Trustee shall transmit notice of any default known to the Property Trustee to the holders of Trust Securities and the Company, unless such Trust Agreement Event of Default shall have been cured or waived.

     If a Trust Agreement Event of Default occurs and is continuing, then, pursuant to the Trust Agreement, holders of a majority in aggregate liquidation amount of Preferred Securities have the right to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee under the Trust Agreement to exercise the remedies available to it as holder of the Series A Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series A Junior Subordinated Notes, a holder of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or the Trust. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series A Junior Subordinated Notes. See "Relationship Among the Preferred Securities, the Series A Junior Subordinated Notes and the Guarantee" herein and "Description of the Guarantees -- Events of Default" in the accompanying Prospectus.

     Unless a Subordinated Note Indenture Event of Default shall have occurred and be continuing, the Securities Trustees may be removed at any time by act of the holder of the Common Securities. If a Subordinated Note Indenture Event of Default has occurred and is continuing, any Securities Trustee may be removed at such time by act of the holders of a majority in liquidation amount of the Preferred Securities, delivered to the appropriate Securities Trustee (in its individual capacity and on behalf of the Trust). No resignation or removal of any Securities Trustee and no appointment of a successor shall be effective until the acceptance of appointment by the successor Trustee in accordance with the requirements of the Trust Agreement.

     If a Subordinated Note Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities upon dissolution of the Trust as described above. See "-- Liquidation Distribution Upon Dissolution."

VOTING RIGHTS

     Except as provided below and under "Description of the Guarantees -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     If any proposed amendment to the Trust Agreement provides for, or the Securities Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or
(ii) the dissolution, winding-up or termination of the Trust, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote as a class on such amendment or proposal of the Securities Trustees, and such amendment or proposal shall not be effective except with the approval of the holders of at least 66 2/3% in liquidation amount of such outstanding Preferred Securities.

     So long as any Series A Junior Subordinated Notes are held by the Property Trustee, the Securities Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined herein), or executing any trust or power conferred on the Indenture Trustee with respect to the Series A Junior Subordinated Notes, (ii) waive any past default which is waivable under Section 513 of the Subordinated Note Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series A Junior Subordinated Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Subordinated Note Indenture or the Series A Junior Subordinated Notes, where such consent shall be required, or to any other action, as the holder of the Series A Junior Subordinated Notes, under the Subordinated Note Indenture, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Preferred Securities; provided, however, that where a consent under the Subordinated Note Indenture would require the consent of each holder of Series A Junior Subordinated Notes affected thereby, no such consent shall be given by the Securities Trustees without the prior consent of each holder of Preferred Securities. The Securities Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities, except pursuant to a subsequent vote of such holders. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Series A Junior Subordinated Notes. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Securities Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Securities Trustees or any affiliate of the Company or any Securities Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     At any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Subordinated Note Indenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

AMENDMENT OF THE TRUST AGREEMENT

     The Trust Agreement may be amended from time to time by the Company and the Securities Trustees without the consent of the holders of the Trust Securities
(i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, provided that the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will not be classified as other than a grantor trust for federal income tax purposes. Except as provided in the succeeding paragraph, other amendments to the Trust Agreement may be made (i) upon approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the Trust Securities then outstanding and (ii) upon receipt by the Securities Trustees of an opinion of counsel to the effect that such amendment will not affect the Trust's status as a grantor trust or the Trust's exemption from the 1940 Act.

     Notwithstanding the foregoing, without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, or (iii) change the consent required to amend the Trust Agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of counsel to the effect that
(A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act, and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

     Any corporation or other body into which any of the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation or other body resulting from any merger, conversion or consolidation to which any such Securities Trustee shall be a party, or any corporation or other body succeeding to all or substantially all the corporate trust business of any such Securities Trustee, shall be the successor of such Securities Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible under the Trust Agreement.

PAYMENT AND PAYING AGENT

     So long as DTC is acting as securities depositary for the Preferred Securities, payments in respect of the Preferred Securities shall be made to DTC, which is to credit the relevant accounts at DTC on the applicable Distribution Dates. If the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register (as such term is defined in the Trust Agreement). The Paying Agent shall initially be the Property Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and the Company. In such event, the Administrative Trustees shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     It is anticipated that the Property Trustee, or one of its affiliates, will act as registrar and transfer agent (the "Securities Registrar") for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

     The Securities Registrar will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a Trust Agreement Event of Default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

     The Chase Manhattan Bank, the Property Trustee, also serves as Indenture Trustee and Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware; provided that the immunities and standard of care of the Property Trustee shall be governed by New York law.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as other than a grantor trust for federal income tax purposes and so that the Series A Junior Subordinated Notes will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Administrative Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Trust's certificate of trust or the Trust Agreement, that the Administrative Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

             DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the specific terms of the Series A Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Junior Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined therein).

GENERAL

     The Series A Junior Subordinated Notes will be issued as a series of Junior Subordinated Notes under the Subordinated Note Indenture. The Series A Junior Subordinated Notes will be limited in aggregate principal amount to $41,237,125, such amount being the approximate aggregate liquidation amount of the Trust Securities.

     The entire principal amount of the Series A Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on December 31, 2036. The Series A Junior Subordinated Notes are not subject to any sinking fund provision.

     The terms of the Series A Junior Subordinated Notes correspond to those of the Preferred Securities, as described herein.

OPTIONAL REDEMPTION


     The Company shall have the right to redeem the Series A Junior Subordinated Notes, in whole or in part, without premium, from time to time, on or after January 31, 2002, or at any time in whole upon the occurrence of a Special Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date. If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Series A Junior Subordinated Notes in whole.


INTEREST

     Each Series A Junior Subordinated Note shall bear interest at the Securities Rate from the Issue Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such Series A Junior Subordinated Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company shall have the right at any time, and from time to time, to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period for up to 20 consecutive quarters, but not beyond the stated maturity date. At the end of an Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest) (together with interest thereon at the Securities Rate compounded quarterly); provided, that if the Company shall have given notice of its election to select an Extension Period, (a) the Company shall not declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantee) issued by the Company which rank pari passu with or junior to the Series A Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters.

Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Series A Junior Subordinated Notes. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

     The Company shall give the holder or holders of the Series A Junior Subordinated Notes and the Indenture Trustee notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the record date relating to the interest payment date on which the Extension Period is to commence or relating to the interest payment date on which an Extension Period that is being extended would otherwise terminate or
(ii) the date the Company or the Trust is required to give notice to the NYSE or other applicable self-regulatory organization of the record date or the date such distributions are payable.

BOOK-ENTRY AND ISSUANCE

     If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Series A Junior Subordinated Notes are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Series A Junior Subordinated Notes are expected to be substantially similar to those described with respect to the Preferred Securities in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
            THE SERIES A JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

     As long as payments of interest and other payments are made when due on the Series A Junior Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Series A Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;
(ii) the interest rate and interest and other payment dates on the Series A Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and (iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantees" in the accompanying Prospectus. If the Company does not make interest payments on the Series A Junior Subordinated Notes, it is not expected that the Trust will have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If the Company fails to make interest or other payments on the Series A Junior Subordinated Notes when due (taking into account any Extension Period), the Trust Agreement provides a mechanism whereby the holders of the Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Series A Junior Subordinated Notes, including proceeding directly against the Company to enforce the Series A Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series A Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Series A Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series A Junior Subordinated Notes.

     If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

     The Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the Preferred Securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless the Series A Junior Subordinated Notes are distributed in connection therewith, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See "Description of the Preferred
Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Series A Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Series A Junior Subordinated Notes relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Series A Junior Subordinated Notes provide that no payments may be made in respect of the Series A Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Series A Junior Subordinated Notes would constitute an Event of Default under the Subordinated Note Indenture except that failure to make interest payments on the Series A Junior Subordinated Notes will not be an Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Series A Junior Subordinated Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Preferred Securities and constitutes the opinion of Troutman Sanders LLP, counsel to the Company and the Trust, insofar as it relates to matters of law and legal conclusions. This summary deals only with Preferred Securities held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), by Holders (as defined herein). Moreover, it does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, individual retirement and certain tax deferred accounts, and persons who engage in a straddle or a hedge relating to a Preferred Security. Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local or other tax laws. This summary is based on laws, existing and proposed regulations, and applicable judicial and administrative determinations, all of which are subject to change at any time, and any such changes may be retroactively applied in a manner that could adversely affect Holders. As used herein, the term "Holder" means a beneficial owner of a Preferred Security that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Thus, the following summary does not address any tax consequences that apply specifically to nonresident aliens or foreign entities.

TREATMENT OF THE TRUST AND PREFERRED SECURITIES FOR FEDERAL INCOME TAX PURPOSES

     The Trust will be treated as a "grantor trust" and not as an association taxable as a corporation for federal income tax purposes. Thus, for federal income tax purposes, each Holder will be treated as the beneficial owner of a pro rata undivided interest in the Series A Junior Subordinated Notes and, consequently, will be required to include in income the Holder's pro rata share of the entire income from the Series A Junior Subordinated Notes. Each Holder generally will determine its net income or loss with respect to the Trust in accordance with its own method of accounting, although income arising from OID, if any, must be taken into account under the accrual method of accounting even if the Holder otherwise would use the cash receipts and disbursements method.

PAYMENTS OF INTEREST

     Except as set forth below, stated interest on a Series A Junior Subordinated Note will generally be taxable to a Holder as ordinary income at the time it is paid or accrued in accordance with the Holder's own method of accounting.

ORIGINAL ISSUE DISCOUNT

     Under income tax regulations that recently became effective, the Company believes that the Series A Junior Subordinated Notes will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"). Accordingly, it is possible that the IRS could take a position contrary to the interpretations described herein.

     The terms of the Series A Junior Subordinated Notes permit the Company to defer the payment of interest on the Series A Junior Subordinated Notes at any time and from time to time by extending the interest payment period for up to 20 consecutive quarters with respect to each Extension Period; provided, however, that no Extension Period may extend beyond the stated maturity date of the Series A Junior Subordinated Notes. Should the Company exercise this option to defer payments of interest, the Series A Junior Subordinated Notes would at that time be treated as issued with OID and all the stated interest payments on the Series A Junior Subordinated Notes would thereafter be treated as OID for so long as they remained outstanding. As a result, all Holders would, in effect, be required to accrue interest income even if such Holders are on a cash method of accounting. Consequently, in the event that the payment of interest is deferred, a Holder could be required to include OID in income on an economic accrual basis, notwithstanding that the Company will not make any interest payments during such period on the Series A Junior Subordinated Notes.

MARKET DISCOUNT

     A purchaser of a Preferred Security at a discount from the liquidation amount at maturity of such purchaser's pro rata share of the Series A Junior Subordinated Notes acquires such Preferred Security with "market discount." However, market discount with respect to a Preferred Security will be considered to be zero if it is de minimis. Market discount will be de minimis with respect to a Preferred Security if it is less than the product of (i) 0.25% of the adjusted issue price of the purchaser's pro rata share of the Series A Junior Subordinated Notes multiplied by (ii) the number of complete years to maturity of such Series A Junior Subordinated Notes after the date of purchase. The purchaser of a Preferred Security with more than a de minimis amount of market discount generally will be required to treat any gain on the sale, exchange, redemption or other disposition of all or part of the Preferred Securities (or related Series A Junior Subordinated Notes) as ordinary income to the extent of accrued (but not previously taxed) market discount.

Market discount generally will accrue ratably during the period from the date of purchase of such Preferred Security to the maturity date of the Series A Junior Subordinated Notes, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

     A Holder who has acquired a Preferred Security at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the Preferred Security, to the extent such interest expense exceeds the related interest income. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of a Preferred Security or the related Series A Junior Subordinated Notes (including redemptions thereof), a Holder may make an election (which may not be revoked without the Internal Revenue Service's consent) to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

     In lieu of the foregoing treatment of market discount and interest expense, a Holder may elect to treat any market discount (including a de minimis amount) as OID and accrue such discount on a constant-yield basis in the same manner as the Holder accrues OID.

SALE OF PREFERRED SECURITIES

     Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a Preferred Security, a Holder thereof will recognize gain or loss equal to the difference between the amount realized on such sale, retirement or other disposition and such Holder's adjusted tax basis in the Preferred Security or part thereof. If the Holder disposes of a Preferred Security prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to the Holder and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Preferred Security. Any recognized gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" above), and such capital gain or loss will be long-term if the holding period for the Preferred Security is more than one year at the time of sale, retirement or other disposition. A Holder's adjusted tax basis in a Preferred Security acquired by purchase will equal the cost of such Preferred Security to the Holder, increased by the amount of any related accrued OID and market discount included in taxable income by the Holder and reduced by any prior payments on the Series A Junior Subordinated Notes distributed on the Preferred Security. The redemption of only part of a Preferred Security will require an allocation of the Holder's adjusted tax basis in his pro rata share of the related Series A Junior Subordinated Notes between the portion of the Series A Junior Subordinated Notes redeemed and retained by the Holder in order to determine gain or loss.

RECEIPT OF SERIES A JUNIOR SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

     As described under "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes," Series A Junior Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Holder's Series A Junior Subordinated Notes equal to the Holder's aggregate tax basis in its Preferred Securities. A Holder's holding period with respect to the Series A Junior Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

INFORMATION REPORTING TO HOLDERS

     Income on the Preferred Securities will be reported to Holders on Form 1099, which form should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

     A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include distributions of interest and principal payments on the Series A Junior Subordinated Notes.

POSSIBLE TAX LAW CHANGES

     On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's 1996 budget proposal, was released. The Bill would, among other things, generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If such provisions were to apply to the Series A Junior Subordinated Notes, the Company would be unable to deduct interest on the Series A Junior Subordinated Notes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the Series A Junior Subordinated Notes. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series A Junior Subordinated Notes. Such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities, as described more fully under "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series A Junior Subordinated Notes."

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A HOLDER, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION, AND THEREFORE EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Trust have agreed that the Trust will sell to each of the Underwriters named below (for whom Goldman, Sachs & Co., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., The Robinson-Humphrey Company, Inc. and Smith Barney Inc. are acting as Representatives) and each of the Underwriters has severally agreed to purchase from the Trust the respective number of Preferred Securities set forth opposite its name below:



                                                                   NUMBER OF
                            NAME                              PREFERRED SECURITIES
                            ----                              --------------------
Goldman, Sachs & Co.........................................         234,000
Dean Witter Reynolds Inc....................................         234,000
A. G. Edwards & Sons, Inc...................................         234,000
The Robinson-Humphrey Company, Inc..........................         234,000
Smith Barney Inc............................................         234,000
Bear, Stearns & Co. Inc.....................................          20,000
J.C. Bradford & Co..........................................          20,000
Alex. Brown & Sons Incorporated.............................          20,000
Donaldson, Lufkin & Jenrette Securities Corporation.........          20,000
EVEREN Securities, Inc......................................          20,000
Interstate/Johnson Lane Corporation.........................          20,000
Legg Mason Wood Walker, Incorporated........................          20,000
Morgan Keegan & Company, Inc................................          20,000
Oppenheimer & Co., Inc......................................          20,000
Prudential Securities Incorporated..........................          20,000
Raymond James & Associates, Inc.............................          20,000
Wheat, First Securities, Inc................................          20,000
Advest, Inc.................................................          10,000
Blaylock & Partners, L.P....................................          10,000
Cowen & Company.............................................          10,000
Dain Bosworth Incorporated..................................          10,000
Fahnestock & Co. Inc........................................          10,000
McDonald & Company Securities, Inc..........................          10,000
McGinn, Smith & Co., Inc....................................          10,000
The Ohio Company............................................          10,000
Olde Discount Corporation...................................          10,000
Piper Jaffray Inc...........................................          10,000
Principal Financial Securities, Inc.........................          10,000
Rauscher Pierce Refsnes, Inc................................          10,000
Roney & Co., LLC............................................          10,000
Muriel Siebert & Co., Inc...................................          10,000
Stephens Inc................................................          10,000
Sutro & Co. Incorporated....................................          10,000
Trilon International Inc....................................          10,000
Tucker Anthony Incorporated.................................          10,000
U.S. Clearing Corp..........................................          10,000
                                                                   ---------
          Total.............................................       1,600,000
                                                                   =========



     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased.



     The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of $0.50 per Preferred Security, except that such concession will be $0.30 per Preferred Security sold to certain institutions. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.35 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.



     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Series A Junior Subordinated Notes issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters arranging the investment therein of such proceeds an amount of $0.7875 per Preferred Security for the accounts of the several Underwriters, provided, that such compensation will be $0.50 per Preferred Security sold to certain institutions.



     The Company and the Trust have agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Series A Junior Subordinated Notes or any debt securities substantially similar to the Series A Junior Subordinated Notes or equity securities substantially similar to the Preferred Securities (except for the Series A Junior Subordinated Notes and the Preferred Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.



     Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. The Representatives have advised the Company and the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.



     The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act.


     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Series Junior Subordinated Notes, the Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Beggs & Lane, Pensacola, Florida, and by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP will also pass upon certain matters relating to United States federal income tax considerations. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    GLOSSARY

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

1939 Act...................  The Trust Indenture Act of 1939, as amended.

1940 Act...................  The Investment Company Act of 1940, as amended.

Additional Interest........  Amounts payable by the Company as defined under
                             "Description of the Junior Subordinated
                             Notes -- Additional Interest" in the accompanying Prospectus.

Administrative Trustees....  Linda Malone and Wayne Boston.

Agreement as to Expenses
  and Liabilities..........  The agreement between the Company and the Trust pursuant to which the Company has agreed to pay all indebtedness, expenses or liabilities of the Trust, other than the Trust's obligations to pay to the holders of the Preferred Securities the amounts due such holders pursuant to the terms thereof.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Securities..........  The Trust Securities being sold to the Company.

Company....................  Gulf Power Company.

Delaware Trustee...........  Chase Manhattan Bank Delaware.

DTC........................  The Depository Trust Company, a "clearing corporation" that initially will hold (through its agents) a global certificate evidencing the Preferred Securities.

Distribution Dates.........  March 31, June 30, September 30 and December 31 of
                             each year.

Extension Period...........  Any period during which interest is not paid on the
                             Series A Junior Subordinated Notes (and, consequently, on the Preferred Securities) at the election of the Company to the extent permitted under the terms of the Series A Junior Subordinated Notes.

Guarantee..................  The guarantee by the Company of the payments by the
                             Trust on the Preferred Securities from funds available in the Trust.

Guarantee Payments.........  Payments required to be made pursuant to the
                             Guarantee as described in "Description of the Guarantees -- General" in the accompanying Prospectus.

Guarantee Trustee..........  The trustee under the Guarantee; initially, The
                             Chase Manhattan Bank.

Indenture Trustee..........  The trustee under the Subordinated Note Indenture;
                             initially, The Chase Manhattan Bank.

Issue Date.................  The date set forth on the cover page on which the
                             Series A Junior Subordinated Notes and Preferred Securities are scheduled to be issued.

Investment Company
  Act Event................  An event of the type described in "Description of the Preferred Securities -- Special Event
                             Redemption; Distribution of Series A Junior
                             Subordinated Notes."

NYSE.......................  New York Stock Exchange.

Preferred Securities.......  The Trust Securities being offered to investors pursuant to this Prospectus Supplement and the accompanying Prospectus.

Property Trustee...........  A trustee under the Trust designated to hold the trust property; initially The Chase Manhattan Bank.

Record Date................  The close of business on the 15th calendar day prior to a Distribution Date.

Redemption Price...........  The stated liquidation amount of $25 per Preferred
                             Security, plus accrued and unpaid distributions thereon (and interest thereon) to the date of payment.

Securities Rate............  The per annum interest rate expressed as a percentage of the stated liquidation amount of $25 per Preferred Security, and set forth on the cover page of this Prospectus Supplement.

Securities Trustees........  The Property Trustee, Administrative Trustees and
                             Delaware Trustee.

Senior Indebtedness........  Indebtedness of the Company described hereunder under "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus.


Series A Junior
  Subordinated Notes.......  The Series A 7.625% junior subordinated deferrable interest notes of the Company due
                                       .


Special Event..............  A Tax Event or Investment Company Act Event.

Subordinated Note
  Indenture................  The indenture pursuant to which the Company's
                             Series A Junior Subordinated Notes will be issued.

Subordinated Note Indenture
  Event of Default.........  As described under "Description of the Junior
                             Subordinated Notes -- Events of Default" in the accompanying Prospectus.

Tax Event..................  An event of the type described in "Description of the Preferred Securities -- Special Event
                             Redemption; Distribution of Series A Junior
                             Subordinated Notes."

Trust......................  Gulf Power Capital Trust I, a Delaware business trust that will issue the Trust Securities.

Trust Agreement............  The agreement pursuant to which the Trust is organized as it may be amended and restated from time to time.

Trust Agreement Event of
  Default..................  As described under "Description of the Preferred
                             Securities -- Events of Default."

Trust Securities...........  The Preferred Securities and the Common Securities.

------------------------------------------------------
------------------------------------------------------


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR GULF POWER CAPITAL TRUST I SINCE THE DATE HEREOF.


                          ---------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
              PROSPECTUS SUPPLEMENT
Summary of Offering.......................    S-3
Risk Factors..............................    S-7
Gulf Power Capital Trust I................    S-9
Capitalization............................   S-11
Accounting Treatment......................   S-11
Recent Results of Operations..............   S-11
Description of the Preferred Securities...   S-11
Description of the Series A Junior
  Subordinated Notes......................   S-21
Relationship Among the Preferred
  Securities, the Series A Junior
  Subordinated Notes and the Guarantee....   S-23
Certain Federal Income Tax
  Considerations..........................   S-24
Underwriting..............................   S-28
Legal Opinions............................   S-29
Glossary..................................   S-30
                   PROSPECTUS
Available Information.....................      2
Incorporation of Certain Documents by
  Reference...............................      2
Selected Information......................      3
Gulf Power Company........................      4
The Trusts................................      4
Accounting Treatment......................      5
Use of Proceeds...........................      5
Recent Results of Operations..............      5
Description of the Junior Subordinated
  Notes...................................      5
Description of the Securities.............     11
Description of the Guarantees.............     11
Relationship Among the Securities, the
  Junior Subordinated Notes and the
  Guarantees..............................     13
Possible Tax Law Changes..................     15
Plan of Distribution......................     15
Legal Matters.............................     16
Experts...................................     16


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                         1,600,000 PREFERRED SECURITIES

                                   GULF POWER
                                CAPITAL TRUST I


                          7.625% CUMULATIVE QUARTERLY

                          INCOME PREFERRED SECURITIES
                                  (QUIPS(SM))

                           FULLY AND UNCONDITIONALLY

                      GUARANTEED, AS SET FORTH HEREIN, BY

                                   GULF POWER
                                    COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY
                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------
                              GOLDMAN, SACHS & CO.

                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS


------------------------------------------------------
------------------------------------------------------